					Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):
		Fiscal year ended
		September 29, 2018	September 30, 2017	October 1, 2016
Operating income, as reported		$118,283	$129,908	$99,439
One-time employee bonus		13,512	—	—
Typhoon-related losses		—	—	2,871
Accelerated stock-based compensation expense		—	—	5,210
Restructuring and other charges		—	—	7,034
Adjusted operating income		131,795	129,908	114,554
Tax rate		10.0%	8.0%	11.0%
Adjusted operating income (tax effected)		$118,615	$119,515	$101,953
Average invested capital		$735,598	$738,266	$739,986
ROIC		16.1%	16.2%	13.8%
WACC		9.5%	10.5%	11.0%
Economic Return		6.6%	5.7%	2.8%

Average Invested Capital	Fiscal 2018
	Actual	Actual	Actual	Actual	Actual	Average invested capital
	9/29/18	6/30/18	3/31/18	12/30/17	9/30/17
Equity	$921,143	$882,360	$920,503	$933,849	$1,025,939
Plus:
Debt - current	5,532	6,365	180,772	179,881	286,934
Debt - non-current	183,085	180,204	27,217	26,047	26,173
Less:
Cash and cash equivalents	(297,269)	(332,723)	(402,470)	(506,694)	(568,860)
	$812,491	$736,206	$726,022	$633,083	$770,186	$735,598

Average Invested Capital	Fiscal 2017
	Actual	Actual	Actual	Actual	Actual	Average invested capital
	9/30/2017	7/1/2017	4/1/2017	12/30/2016	10/1/2016
Equity	$1,025,939	$991,306	$961,438	$927,542	$916,797
Plus:
Debt - current	286,934	267,297	92,623	78,879	78,507
Debt - non-current	26,173	26,138	185,638	184,136	184,002
Less:
Cash and cash equivalents	(568,860)	(519,172)	(524,520)	(496,505)	(432,964)
	$770,186	$765,569	$715,179	$694,052	$746,342	$738,266

Average Invested Capital	Fiscal 2016
	Actual	Actual	Actual	Actual	Actual	Average invested capital
	10/1/2016	7/2/2016	4/2/2016	1/2/2016	10/3/2015
Equity	$916,797	$895,175	$871,111	$850,794	$842,272
Plus:
Debt - current	78,507	78,279	2,300	2,864	3,513
Debt - non-current	184,002	184,479	259,565	259,289	259,257
Less:
Cash and cash equivalents	(432,964)	(433,679)	(409,796)	(354,728)	(357,106)
	$746,342	$724,254	$723,180	$758,219	$747,936	$739,986